Exhibit (d)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT (this “Agreement”) made as of this 18th day of May, 2021, by and between POPULAR INCOME PLUS FUND, INC. (the “Fund”), a Puerto Rico corporation to be registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and POPULAR ASSET MANAGEMENT LLC (the “Investment Adviser”), a limited liability company organized under the laws of the Commonwealth of Puerto Rico and registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

W I T N E S S E T H:

WHEREAS, the Fund is a non-diversified, open-end investment company to be registered under the 1940 Act;

WHEREAS, the Investment Adviser is registered under the Advisers Act;

WHEREAS, the Fund desires to retain the Investment Adviser to render investment advisory services to the Fund in the manner and on the terms hereinafter set forth; and

WHEREAS, the Investment Adviser is willing to provide investment advisory services to the Fund on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and covenants hereinafter contained, the Fund and the Investment Adviser hereby agree as follows.

ARTICLE I

Duties of the Investment Adviser

(a)     Appointment. The Fund hereby appoints the Investment Adviser to act as an investment adviser of the Fund and to furnish or arrange for affiliates to furnish, the investment advisory services described below, subject to the supervision of the Board of Directors of the Fund (the “Directors” or the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Investment Adviser hereby accepts such appointment and agrees to render the services set forth herein for the compensation provided herein at its own expense. The Investment Adviser and its affiliates shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)     Investment Advisory Services.

(1)     The Investment Adviser shall provide (or arrange for its affiliates to provide) the Fund with investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of the Fund, shall continuously furnish an investment program for the Fund and shall determine from time to time which securities shall be purchased, sold or exchanged and what portion of the assets of the

Fund shall be held in the various securities in which the Fund invests, options, futures, options on futures or cash, subject always to (i) the restrictions set forth in the Certificate of Incorporation and By-Laws of the Fund, as amended from time to time, (ii) the provisions of the 1940 Act and (iii) the statements relating to the Fund’s investment objectives, strategies, policies and restrictions in the Fund’s then-current prospectus under the 1940 Act (the “Prospectus”).

(2)     The Investment Adviser shall also make decisions for the Fund as to the manner in which proxy voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s portfolio securities shall be exercised.

(3)     The Investment Adviser shall take all actions which it deems necessary to implement the investment policies and strategies of the Fund, and in particular to place orders for the Fund either directly with the issuer or through brokers; provided, however, that any such transactions shall be subject to the criteria established in this paragraph for the execution of trades. In the selection of brokers and the placement of orders for the purchase and sale of portfolio investments for the Fund, the Investment Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, the Investment Adviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, the price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to compliance with the Fund’s policies and procedures, the Investment Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker that provides brokerage and research services to the Investment Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction if the Investment Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Investment Adviser’s overall responsibilities with respect to the Fund and to other clients of the Investment Adviser as to which the Investment Adviser exercises investment discretion. The Fund agrees that any entity or person associated with the Investment Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section ll(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Fund consents to the retention and payment of compensation for such transactions.

(c)     The Fund acknowledges that the Investment Adviser is affiliated with Popular Securities, LLC, a broker-dealer firm that acts as distributor for the Fund (the “Distributor”). Subject to compliance with the policies and procedures adopted by the Directors from time to time, the Fund hereby authorizes the Investment Adviser to place orders to purchase or sell securities on behalf of the Fund through the Distributor or any other broker-dealer affiliated with the Investment Adviser (an “Affiliated Broker-Dealer”). An Affiliated Broker-Dealer may realize profits in the amount of the difference between the price at which it buys investments and the price at which it sells such investments to the Fund. An Affiliated Broker-Dealer may also earn commissions on the sale of investments to the Fund. The Fund consents to the execution of such transactions by the Investment Adviser and acknowledges that any commissions or income earned by an Affiliated Broker-Dealer shall not be deemed additional consideration or compensation to the Investment Adviser. The Fund also acknowledges that from time to time the Investment Adviser may purchase on behalf of the Fund securities that are being offered in an underwriting in which an Affiliated Broker-Dealer is a member of the underwriting or selling group or that are issued by persons affiliated with the Investment Adviser. In addition, the Fund acknowledges that the Investment Adviser may purchase in principal or agency transactions on behalf of the Fund securities that are owned by affiliates of the Investment Adviser. The Fund hereby consents to such transactions to the extent they comply with the written procedures adopted by the Directors and the restrictions set forth in the then-current Prospectus for the Fund.

(d)     The Investment Adviser will provide the Board on a quarterly basis with economic and investment analyses and reports and make available to the Board upon request any economic, statistical and investment services normally available to institutional or other customers of the Investment Adviser.

(e)     In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund’s request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

(e)     Compliance With Applicable Law. In all matters relating to the performance of this Agreement, the Investment Adviser will act in conformity with the Fund’s Certificate of Incorporation (the “Certificate”), as the Certificate may be amended from time to time, By-Laws, Code of Ethics, policies and procedures adopted by the Board, the then-current prospectus, the 1940 Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and any other applicable laws and regulations of the United States and Puerto Rico.

(e)     Retention by the Investment Adviser of a Sub-Investment Adviser. The Investment Adviser may from time to time, in its sole discretion to the extent permitted by applicable law, appoint one or more sub-advisers, including, without limitation, affiliates of the Investment Adviser, to perform investment advisory services with respect to the Fund; provided, however, that the compensation of such person or persons shall be paid by the Investment Adviser and that the Investment Adviser shall be as fully responsible to the Fund for the acts and omissions of any sub-adviser as it is for its own acts and omissions. The Investment Adviser may terminate any or all sub-advisers in its sole discretion at any time to the extent permitted by applicable law. The Investment Adviser will disclose fully to the Board in advance the terms of any agreement entered into pursuant to this Section including, but not limited to, the compensation to be paid, and will notify the Board in advance of any change in the terms of such agreement.

ARTICLE II

Allocation of Charges and Expenses

(a)     The Investment Adviser. The Investment Adviser assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall pay all compensation of any officers of the Fund and all Directors who are affiliated persons of the Investment Adviser.

(b)    The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund (except for the expenses paid by Popular Securities, LLC or such other broker-dealer acting in the capacity as Distributor and the administrator of the Fund pursuant to the applicable administration agreement), including, without limitation: redemption expenses, expenses of portfolio transactions, expenses of registering shares under U.S. Federal and Puerto Rico securities laws, pricing costs (including the calculation of net asset value and average total assets), expenses of printing shareholder reports, stock certificates, prospectuses, fees payable to the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico, U.S. Securities and Exchange Commission fees, interest, taxes, custodian and transfer agency fees, fees and actual out-of-pocket expenses of Directors who are not affiliated persons of the Investment Adviser, fees for legal and auditing services, litigation expenses, costs of printing proxies and other expenses related to shareholder meetings, and other expenses properly payable by the Fund. The Distributor will pay certain of the expenses of the Fund incurred in connection with the continuous offering of Fund shares.

(c)    The payment or assumption by the Investment Adviser of any expense of the Fund that the Investment Adviser is not required by this Agreement to pay or assume shall not obligate the Investment Adviser to pay or assume the same or any similar expense of the Fund on any subsequent occasion.

ARTICLE III

Compensation of the Investment Adviser

Investment Advisory Fee. For the services rendered and expenses assumed by the Investment Adviser, the Fund shall pay to the Investment Adviser a monthly fee at the annual rate set forth on Appendix A attached hereto, as such appendix may be amended from time to time upon agreement in writing of the parties hereto. Payment of the fee for less than a full month period shall be appropriately prorated.

ARTICLE IV

Confidentiality

The Investment Adviser will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, any of the Fund’s prior, current or potential shareholders or noteholders, and will not use such records, and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

ARTICLE V

Limitation of Liability of the Investment Adviser

The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for willful misfeasance, bad faith, gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article V, the term “Investment Adviser” shall include any affiliates of the Investment Adviser performing services for the Fund contemplated hereby and directors, officers and employees of the Investment Adviser and such affiliates.

ARTICLE VI

Activities of the Investment Adviser

The services of the Investment Adviser to the Fund are not to be deemed to be exclusive, and the Investment Adviser and any person controlled by or under common control with the Investment Adviser (for purposes of this Article V referred to as “affiliates”) is free to render services to others. It is understood that Directors, officers, employees and shareholders of the Fund are or may become interested in the Investment Adviser and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Investment Adviser and its affiliates are or may become similarly interested in the Fund, and that the Investment Adviser and directors, officers, employees, partners and shareholders of its affiliates may become interested in the Fund as shareholder or otherwise.

ARTICLE VII

Duration and Termination of this Contract

(a)    This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a majority of the Directors, including a majority of the independent directors in accordance with the requirements of the 1940 Act and the rules and regulations thereunder.

(b)    Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter if not terminated, this Agreement shall continue for successive annual periods, provided that such continuance is specifically approved at least annually (a) by vote of a majority of those members of the Board who are not interested persons of any party to this Agreement, cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

(c)    Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of penalty, by unanimous vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Investment Adviser or by the Investment Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the Fund.

(d)    This Agreement will automatically terminate in the event of its assignment. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meanings as such terms in the 1940 Act.

ARTICLE VIII

Amendments of this Agreement

This Agreement may be amended by the parties only if such amendment is specifically approved in writing by the Fund and the Investment Adviser. Any amendment of this Agreement shall be subject to the 1940 Act.

ARTICLE IX

Governing Law

This Agreement shall be construed and interpreted in accordance with laws of the Commonwealth of Puerto Rico as at the time in effect and the applicable provisions of the 1940 Act.

ARTICLE X

Miscellaneous

The captions in this Agreement arc included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

POPULAR INCOME PLUS FUND, INC.

By :	/s/ Juan O. Guerrero
Name :	Juan O. Guerrero
Title:	President

POPULAR ASSET MANAGEMENT LLC

By :	/s/ Javier Rubio Robles
Name :	Javier Rubio Robles
Title:	President

Appendix A

The Fund will pay the Investment Adviser an annual fee at the rate of half of one percent (0.50%) of the Fund’s “average daily total assets.” “Average daily total assets” means the average daily value of total assets of the Fund, including those assets purchased with the proceeds of leverage, and without any deduction for liabilities of the Fund, including any indebtedness incurred for leverage purposes. For purposes of this calculation, “average daily total assets” are determined at the end of each month on the basis of the average total assets of the Fund for each day during the month. The assets for each daily period are determined by averaging the total assets at the end of the applicable Business Day (for purposes of this Agreement, “Business Day” shall mean a day that the New York Stock Exchange is open for trading) with the total assets at the end of the immediately preceding Business Day.